Exhibit 99.1

AsiaInfo-Linkage Reports Unaudited Second Quarter 2013 Results

— Meeting guidance, net revenue (non-GAAP)1 is US$136.7 million, an increase of 9.8% year-over-year

— Meeting guidance, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)2 per basic share is US$0.24

BEIJING/SANTA CLARA, Calif. – August 7, 2013 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) (“AsiaInfo-Linkage,” the “Company,” “we,” “us” or “our”), a leading provider of telecommunication software solutions and services in China, today announced financial results for the second quarter ended June 30, 2013.

“The second quarter was another solid performance for AsiaInfo-Linkage as China’s three telecommunications carriers continued to focus on monetization of their data traffic,” said Steve Zhang, the Company’s president and chief executive officer. “The growth in the number of mobile users and the increase in related data traffic continue to define much of our current project work. We are well positioned to help the carriers adapt as China’s telecommunications industry evolves.”

AsiaInfo-Linkage chief financial officer Michael Wu said, “In the second quarter, as a result of our periodic goodwill impairment review, which considers a number of factors and market conditions, the Company determined that an impairment loss of US$286.8 million should be recognized in the period.”

Second Quarter 2013 Financial Results

Total revenues for the second quarter of 2013 were US$140.2 million, an increase of 11.0% year-over-year and a decrease of 2.0% sequentially. Meeting guidance, net revenue (non-GAAP) for the second quarter of 2013 was US$136.7 million, an increase of 9.8% year-over-year and 0.7% sequentially. The year-over-year and sequential increases were mainly due to growth in demand from China’s telecommunication carriers.

Gross margin for the quarter was 37.4%, compared to 38.5% in the year-ago period and 34.7% in the previous quarter. Gross margin of net revenue (non-GAAP)3 was 42.7% in the second quarter of 2013, compared to 43.8% in the year-ago period and 40.9% in the previous quarter. The year-over-year decrease in gross margin was mainly attributable to an increase in approximately 975 delivery engineers. The sequential increase was mainly due to a reduction in domestic delivery costs and the reclassification of a number of delivery engineers as R&D engineers.

[1]	Net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to our customers. A reconciliation of all non-GAAP measures used in this press release to the most directly comparable GAAP measures is provided at the end of this press release.
[2]	Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share measures exclude stock-based compensation expenses, amortization of acquired intangible assets, impairment of goodwill, non-recurring consulting related expenses, and dividend income, net of tax.
[3]	Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and stock-based compensation expenses, by net revenue (non-GAAP).

Total operating expenses for the second quarter of 2013 increased 619.6% year-over-year and 619.1% sequentially to US$335.8 million. Excluding the effects of the impairment of goodwill, total operating expenses for the second quarter of 2013 increased 5.0% year-over-year and 4.9% sequentially to US$49.0 million, mainly due to increases in sales and marketing expenses and research and development (“R&D”) expenses.

Sales and marketing expenses for the second quarter of 2013 increased 10.1% year-over-year and increased 9.1% sequentially to US$20.3 million. Both the year-over-year and sequential increases were mainly attributable to a combination of an increase in employee welfare and benefits and third-party professional fees of approximately US$2.1 million. General and administrative (“G&A”) expenses for the second quarter of 2013 decreased 14.6% year-over-year and decreased 19.0% sequentially to US$6.7 million. The year-over-year decrease was mainly due to a US$1.1 million decrease in bad debt expenses in the second quarter of 2013 compared to the year-ago period. The sequential decrease was mainly due to a US$1.5 million decrease of bad debt expenses in the second quarter of 2013 compared to the first quarter of 2013. R&D expenses for the second quarter of 2013 increased 9.2% year-over-year and 12.3% sequentially to US$22.3 million. The year-over-year change reflected the Company’s strategy regarding product development. The sequential change reflects the reclassification of a number of delivery engineers as R&D engineers. In the second quarter of 2013, the Company received government subsidies of US$0.3 million. The Company did not receive government subsidies in the first quarter of 2013 or in the year-ago period.

In the second quarter of 2013, the Company recognized a US$286.8 million impairment of goodwill, which was the result of the Company’s periodic impairment review based on a number of factors and market conditions, including changing conditions in the IT services sector in China and projections regarding the country’s gross domestic product growth.

Income from operations for the second quarter of 2013 was negative US$283.3 million. Excluding the effects of the impairment of goodwill, income from operations was US$3.4 million, which represented a year-over-year increase of 74.1% and a sequential increase of 16.9%. The year-over-year and sequential increases were mainly due to enhanced cost controls along with growth in revenue. Operating margin of total revenue was negative 202.1% for the second quarter of 2013, compared to 1.6% in the year-ago period and 2.1% in the previous quarter. Operating margin of net revenue (non-GAAP)4 for the second quarter of 2013 was 11.7%, compared to 12.0% in the year-ago period and 11.4% in the previous quarter.

Other income for the second quarter of 2013 was US$2.7 million compared to US$4.0 million in the year-ago period and US$2.2 million in the previous quarter. The year-over-year decrease primarily related to a decrease in dividend income of US$0.5 million in the second quarter of 2013.

[4]	Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding third-party hardware costs, amortization of acquired intangible assets, stock-based compensation expenses, impairment of goodwill and non-recurring consulting related expenses, by net revenue (non-GAAP).

In the second quarter of 2013, the Company recorded net income attributable to AsiaInfo-Linkage, Inc. of negative US$281.5 million, or negative US$3.87 per basic share, compared to US$6.2 million, or US$0.09 per basic share, in the year-ago period and US$14.1 million, or US$0.19 per basic share, in the previous quarter. Other than the effects of impairment of goodwill, the sequential decrease was primarily due to the recognition of Key Software Enterprise tax status for two of the Company’s Chinese subsidiaries, retroactively granted for the years 2011 and 2012, which resulted in a positive impact of US$9.0 million, or US$0.12 per basic share, and led to a tax benefit of US$6.6 million, or US$0.09 per basic share, which was recognized in the first quarter of 2013.

In the second quarter of 2013, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$17.7 million, or US$0.24 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the year-ago period was US$18.6 million, or US$0.26 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the previous quarter was US$26.6 million, or US$0.37 per basic share. The year-over-year and sequential decreases were mainly due to the same factors impacting net income attributable to AsiaInfo-Linkage, Inc.

As of June 30, 2013, AsiaInfo-Linkage had cash and cash equivalents and restricted cash totaling US$296.1 million and short-term investments totaling US$35.3 million. Operating cash outflow in the second quarter of 2013 was US$2.9 million.

As of June 30, 2013, AsiaInfo-Linkage had gross accounts receivable (“AR”) of US$341.9 million, compared to US$292.3 million as of March 31, 2013 and US$307.3 million as of June 30, 2012. Gross AR includes agent arrangements with International Business Machines Corporation (“IBM”) or its distributors and a number of other hardware companies (“IBM-Type Arrangements”). Since these arrangements typically consist of back-to-back payment terms for certain products sold to AsiaInfo-Linkage customers, there is no impact on the Company’s cash flow or days of sales outstanding (“DSO”). Net AR, which excludes IBM-Type Arrangements, was US$259.0 million as of June 30, 2013, compared to US$256.2 million as of March 31, 2013 and US$222.9 million as of June 30, 2012. The combined effect of revenue and the AR trend resulted in the Company’s DSO being 156 days as of June 30, 2013 compared to 154 days as of March 31, 2013 and 154 days as of June 30, 2012. A table presenting further information regarding the Company’s gross AR, AR relating to IBM-Type Arrangements (“IBM-Related AR”), net AR, revenues and DSO is provided at the end of this press release.

First Half 2013 Financial Results

Total revenue for the first half of 2013 was US$283.2 million, an increase of 13.3% year-over-year. Net revenue (non-GAAP) for the first half of 2013 was US$272.4 million, an increase of 10.9% year-over-year.

In the first half of 2013, gross margin was 36.0%, compared to 38.8% in the year-ago period. Gross margin of net revenue (non-GAAP) was 41.7% in the first half of 2013, compared to 44.3% in the year-ago period.

Income from operations for the first half of 2013 was negative US$280.4 million, compared to US$4.5 million in the year-ago period.

In the first half of 2013, AsiaInfo-Linkage recorded net income attributable to AsiaInfo-Linkage, Inc. of negative US$267.4 million, or negative US$3.67 per basic share, compared to US$12.6 million, or US$0.17 per basic share, in the year-ago period.

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$44.3 million or US$0.61 per basic share, in the first half of 2013, compared to US$38.0 million, or US$0.52 per basic share, in the year-ago period.

Recent Developments

Upon the unanimous recommendation of the Special Committee of the Company’s board of directors and the approval of the Company’s board of directors, on May 12, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Skipper Limited (“Parent”) and Skipper Acquisition Corporation (“Merger Sub”), which are owned indirectly by CITIC Capital Partners, the private equity arm of CITIC Capital Holdings Ltd. (“CITIC Capital Partners”). The Merger Agreement provides that Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent, and each share of the Company’s outstanding common stock will convert automatically into the right to receive US$12.00 in cash without interest, except for dissenting shares, shares of treasury stock, and shares held by members of the buyer group that will own all of Parent following the transaction (collectively, the “Merger”). If the Merger closes pursuant to the Merger Agreement, the Company would cease to be listed on the NASDAQ Global Market or a public reporting company in the United States. The Merger Agreement is subject to closing conditions, including stockholder approval, and there can be no assurance that the Merger or any other transaction will be approved or consummated.

In connection with the Merger, certain subsidiaries and employees of the Company entered into a number of agreements with two unaffiliated individuals pursuant to which such individuals purchased the Company’s interests in Beijing Zhongxinjia Sci-Tech Development Co., Ltd. (“ZXJ”) and Beijing Star VATS Technologies Co., Inc. (“Star VATS”). ZXJ and Star VATS were previously controlled by the Company through a series of contractual arrangements. The transfer of the Company’s interests in ZXJ and Star VATS has been completed and the Company no longer has any legal right to control ZXJ and Star VATS. The consideration payable to the Company for its interests in ZXJ and Star VATS is the fair market value of such interests as determined on the basis of an appraisal undertaken by an independent asset appraisal firm.

Business Outlook

The Company expects third quarter 2013 net revenue (non-GAAP) to be in the range of US$137 million to US$141 million. The Company expects third quarter 2013 net income attributable to AsiaInfo-Linkage per basic share (non-GAAP) to be in the range of US$0.22 to US$0.25.

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(U.S. dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Software products and solutions	$127,554	$116,772	$257,027	$230,834
Service	8,909	7,553	14,775	14,507
Third-party hardware	3,745	1,946	11,431	4,627

Total revenues	140,208	126,271	283,233	249,968

Cost of revenues:
Software products and solutions	79,469	71,801	160,644	140,340
Service	4,764	3,985	9,676	8,162
Third-party hardware	3,557	1,848	10,859	4,395

Total cost of revenues	87,790	77,634	181,179	152,897

Gross profit	52,418	48,637	102,054	97,071

Operating expenses (income):
Sales and marketing	20,301	18,440	38,912	38,788
General and administrative	6,685	7,826	14,933	15,304
Research and development	22,264	20,394	42,098	38,491
Government subsidies	(273)	0	(273)	0
Impairment of goodwill	286,782	0	286,782	0

Total operating expenses	335,759	46,660	382,452	92,583

(Loss) income from operations	(283,341)	1,977	(280,398)	4,488

Other income (expenses), net
Interest income	1,836	2,032	3,992	4,429
Dividend income	103	604	201	604
Gain from sales of short-term investments	1,105	1,245	1,153	3,272
Loss on disposal of variable interest entities	(186)	0	(186)	0
Other (expenses) income, net	(174)	136	(229)	(29)

Total other income, net	2,684	4,017	4,931	8,276

(Loss) income before income tax expense (benefit), loss on equity method investment and (loss) income from discontinued operations, net of income tax	(280,657)	5,994	(275,467)	12,764

Income tax expense (benefit)	1,304	669	(5,299)	2,013

(Loss) income after income tax expense (benefit) before loss on equity method investment and (loss) income from discontinued operations, net of income tax	(281,961)	5,325	(270,168)	10,751
Loss on equity method investment, net of income tax	(190)	0	(461)	0

(Loss) income from continuing operations	(282,151)	5,325	(270,629)	10,751

Discontinued operations:
Loss from operations of discontinued operations	0	(1)	0	0
Gain on sales of discontinued operations	0	0	1,153	0
Income tax expense for discontinued operations	0	0	0	8

(Loss) income from discontinued operations, net of income tax	0	(1)	1,153	(8)

Net (loss) income	(282,151)	5,324	(269,476)	10,743

Less: Net loss attributable to noncontrolling interest	(652)	(901)	(2,078)	(1,844)

Net (loss) income attributable to AsiaInfo-Linkage, Inc.	$(281,499)	$6,225	$(267,398)	$12,587

Earnings per share:
Net (loss) income from continuing operations attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	$(3.87)	$0.09	$(3.69)	$0.17

Diluted	$(3.87)	$0.09	$(3.69)	$0.17

Net (loss) income from discontinued operations attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	$0.00	$0.00	$0.02	$0.00

Diluted	$0.00	$0.00	$0.02	$0.00

Net (loss) income attributable to AsiaInfo-Linkage, Inc. common stockholders:
Basic	$(3.87)	$0.09	$(3.67)	$0.17

Diluted	$(3.87)	$0.09	$(3.67)	$0.17

Weighted average shares used in computation:
Basic	72,819,969	72,508,556	72,781,310	72,491,005

Diluted	72,819,969	72,763,879	72,781,310	72,744,716

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)

(U.S. dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net (loss) income	$(282,151)	$5,324	$(269,476)	$10,743
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	6,656	(1,922)	7,709	(1,377)

Transfer to statements of operations of realized gain on available-for-sale securities, net of tax effects of $166 and $311, $173 and $615 for the three months and six months ended June 30, 2013 and 2012, respectively	(939)	(934)	(980)	(2,657)

Net unrealized gain on available-for-sale securities, net of tax effects of ($41) and ($133), ($153) and ($233) for the three months and six months ended June 30, 2013 and 2012, respectively	251	474	774	768

Other comprehensive income (loss)	5,968	(2,382)	7,503	(3,266)

Comprehensive (loss) income	(276,183)	2,942	(261,973)	7,477

Less: Comprehensive loss attributable to noncontrolling interest	(652)	(901)	(2,078)	(1,844)

Comprehensive (loss) income attributable to AsiaInfo-Linkage, Inc.	$(275,531)	$3,843	$(259,895)	$9,321

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(U.S. dollars in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$256,704	$273,520
Restricted cash	39,435	39,639
Short-term investments – available-for-sale securities	9,384	27,928
Short-term investments – held-to-maturity securities	25,896	12,728
Accounts receivable (net of allowances of $4,168 and $2,999 as of June 30, 2013 and December 31, 2012, respectively)	341,861	285,695
Inventories, net	31,600	24,107
Other receivables	6,270	6,504
Deferred income tax assets – current	5,644	5,559
Income taxes recoverable	2,496	0
Prepaid expenses and other current assets	12,695	8,311

Total current assets	731,985	683,991

Long-term investments	7,372	5,936
Property and equipment, net	24,756	19,104
Other acquired intangible assets, net	101,882	121,529
Deferred income tax assets – non-current	2,560	2,560
Goodwill	145,453	433,545
Land use right, net	14,380	14,326
Other non-current assets	1,356	1,332

Total assets	$1,029,744	$1,282,323

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities:
Accounts payable	$112,550	$78,079
Accrued expenses	22,735	28,065
Deferred revenue	37,639	40,491
Accrued employee benefits	57,304	76,803
Other payables	4,736	5,270
Income taxes payable	5,426	6,875
Other taxes payable	7,852	10,305
Deferred income tax liabilities – current	1,674	1,565

Total current liabilities	249,916	247,453

Unrecognized tax benefits	2,477	1,703
Deferred income tax liabilities – non-current	17,928	17,928
Other long term liabilities	387	387

Total liabilities	$270,708	$267,471

Redeemable noncontrolling interest	(4,885)	(3,488)
Equity:
AsiaInfo-Linkage, Inc. stockholders’ equity:
Common stock (100,000,000 shares authorized; $0.01 par value; 79,030,247 shares and 78,865,818 shares issued as of June 30, 2013 and December 31, 2012, respectively; 72,863,747 shares and 72,699,318 shares outstanding as of June 30, 2013 and December 31, 2012, respectively)	790	789
Additional paid-in capital	864,371	858,711
Treasury stock, at cost (6,166,500 shares as of June 30, 2013 and December 31, 2012, respectively)	(87,746)	(87,746)
(Accumulated deficit) retained earnings	(88,340)	179,058
Statutory reserve	22,050	22,050
Accumulated other comprehensive income	52,653	45,150

Total AsiaInfo-Linkage, Inc. stockholders’ equity	$763,778	$1,018,012

Noncontrolling interest	143	328

Total equity	763,921	1,018,340

Total liabilities, redeemable noncontrolling interest and equity	$1,029,744	$1,282,323

Second Quarter 2013 Conference Call Details

AsiaInfo-Linkage’s senior management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on August 7, 2013 (8:00 a.m. Beijing/Hong Kong Time on August 8, 2013). Management will discuss results and highlights of the quarter as well as answer questions from investors.

The conference call webcast URL is http://www.media-server.com/m/p/z9v9tnbc

The dial-in numbers for the conference call are as follows:

Local:
New York:	1-845-675-0437
Hong Kong:	852-2475-0994
China, Domestic Mobile:	400-620-8038
China, Domestic:	800-819-0121

International Toll Free: United States:	1-866-519-4004
Hong Kong:	800-930-346
International Toll:	65-6723-9381

The conference ID # is 16362833

A replay of the call will be available until 9:59 a.m. Eastern Time on August 15, 2013 by dialing one of the following numbers:

U.S Toll Free:	+1-855-452-5696
International:	+61-2-8199-0299

The replay ID # is	16362833

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of the AsiaInfo-Linkage website at www.asiainfo-linkage.com

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services to the telecommunications industry. Headquartered in Beijing, we employ more than 11,000 professionals worldwide. We provide a full suite of business and operational support solutions (BSS/OSS) and associated professional services. Our core Veris product line includes billing and customer care systems that serve nearly a billion subscribers globally – almost one seventh of the world’s population – plus business intelligence, network management and solutions.

Our customers work with us to converge large scale pre- and post-paid mobile operations; improve time to market for new products and services; and develop cost-effective new business models. In China, we have more than 50% market share in billing, CRM and business intelligence through our longstanding partnerships with China Mobile, China Unicom and China Telecom. We aim to be the leading IT solutions provider to the global telecommunications industry, enabling the Connected Digital Lifestyle, and helping our customers build, maintain, operate and constantly improve their network infrastructure and IT environment.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo-Linkage’s net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to our customers. We believe total revenues net of third-party hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue (non-GAAP) to GAAP total revenues

	Three Months Ended Jun 30		Six Months Ended Jun 30		2013 Q1
	2013	2012	2013	2012
	(in US dollar thousands)
Total Revenues	140,208	126,271	283,233	249,968	143,025

Third-Party Hardware Costs	3,557	1,848	10,859	4,395	7,302

Net Revenue (non-GAAP)	136,651	124,423	272,374	245,573	135,723

(2) Gross margin of net revenue (non-GAAP)

Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and stock-based compensation expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the gross margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP gross margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of gross margin of net revenue (non-GAAP) to GAAP gross margin

	Three Months Ended Jun 30		Six Months Ended Jun 30		2013 Q1
	2013	2012	2013	2012
Gross margin (GAAP)	37.4%	38.5%	36.0%	38.8%	34.7%
Third-party hardware costs[1]	1.0%	0.6%	1.4%	0.7%	1.9%
Amortization of acquired intangible assets[2]	3.7%	4.0%	3.7%	4.1%	3.7%
Stock-based compensation expenses[2]	0.6%	0.7%	0.6%	0.7%	0.6%
Gross margin of net revenue (non-GAAP)	42.7%	43.8%	41.7%	44.3%	40.9%

[1]	Percentages represent the difference between GAAP gross profit divided by GAAP revenue and GAAP gross profit divided by net revenue (non-GAAP).
[2]	Percentages represent the result of dividing the amounts of amortization of acquired intangible assets or stock-based compensation expenses by net revenue (non-GAAP).

(3) Operating margin of net revenue (non-GAAP)

Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding third-party hardware costs, amortization of acquired intangible assets, stock-based compensation expenses, impairment of goodwill and non-recurring consulting related expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the operating margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP operating margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of operating margin of net revenue (non-GAAP) to GAAP operating margin

	Three Months Ended Jun 30		Six Months Ended Jun 30		2013 Q1
	2013	2012	2013	2012
Operating margin (GAAP)	(202.1)%	1.6%	(99.0)%	1.8%	2.1%
Third-party hardware costs[1]	(5.3)%	0.0%	(3.9)%	0.0%	0.1%
Amortization of acquired intangible assets[2]	7.2%	8.3%	7.2%	8.4%	7.2%
Stock-based compensation expenses[2]	1.8%	2.0%	1.8%	2.0%	1.8%
Impairment of goodwill[2]	209.9%	0.0%	105.3%	0.0%	0.0%
Non-recurring consulting related expenses[2]	0.2%	0.1%	0.2%	0.1%	0.2%
Operating margin of net revenue (non-GAAP)	11.7%	12.0%	11.6%	12.3%	11.4%

[1]	Percentages represent the difference between GAAP income from operations divided by GAAP revenue and GAAP income from operations divided by net revenue (non-GAAP).
[2]

Percentages represent the result of dividing the amounts of amortization of acquired intangible assets, stock-based compensation, impairment of goodwill or non-recurring consulting related expenses by net revenue (non-GAAP).

(4) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) excludes stock-based compensation expenses, amortization of acquired intangible assets, impairment of goodwill, non-recurring consulting related expenses, and dividend income, net of tax. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) to GAAP net income (loss) attributable to AsiaInfo-Linkage, Inc.

	Three Months Ended Jun 30		Six Months Ended Jun 30		2013 Q1
	2013	2012	2013	2012
	(in US dollar thousands)
Net (loss) income attributable to AsiaInfo-Linkage, Inc. (GAAP)	(281,499)	6,225	(267,398)	12,587	14,101

Adjustments:
- Stock-based compensation expenses	2,440	2,454	4,884	4,879	2,444
- Amortization of acquired intangible assets	9,778	10,375	19,573	20,750	9,795
- Impairment of goodwill	286,782	0	286,782	0	0
- Non-recurring consulting related expenses	237	165	486	364	249
- Dividend income, net of tax	0	(604)	0	(604)	0

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)	17,738	18,615	44,327	37,976	26,589

(5) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share is calculated by dividing net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) (which as discussed above excludes stock-based compensation expenses, amortization of acquired intangible assets, impairment of goodwill, non-recurring consulting related expenses, and dividend income, net of tax) by the same number of weighted average shares outstanding used in the computation of net income per basic share. Management believes that net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo-Linkage, Inc (non-GAAP). In addition, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share to GAAP net (loss) income attributable to AsiaInfo-Linkage, Inc. per basic share

	Three Months Ended Jun 30		Six Months Ended Jun 30		2013 Q1
	2013	2012	2013	2012
	(in US dollar)
Net (loss) income attributable to AsiaInfo-Linkage, Inc. (GAAP) per basic share	(3.87)	0.09	(3.67)	0.17	0.19

Adjustments:
- Stock-based compensation expenses	0.03	0.04	0.07	0.07	0.04
- Amortization of acquired intangible assets	0.14	0.14	0.27	0.29	0.14
- Impairment of goodwill	3.94	0.00	3.94	0.00	0.00
- Dividend income, net of tax	0.00	(0.01)	0.00	(0.01)	0.00

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share	0.24	0.26	0.61	0.52	0.37

AR, IBM-Related AR, Revenue and DSO

AR balances included both billed and unbilled amounts. Revenue recognized in excess of billings is recorded as unbilled receivable. In addition to revenues from the sales of its goods and services and from hardware procured on behalf of customers, the Company generated service revenues by acting as a sales agent pursuant to the IBM-Type Arrangements. The Company’s DSO calculations are as follows as of the last day of the respective periods indicated, with net AR excluding the receivables attributable to the IBM-Type Arrangements:

1) Q1 2012 DSO = (Q4 2011 net AR + Q1 2012 net AR)/2/Q1 revenue x 90

2) Q2 2012 DSO = (Q4 2011 net AR + Q2 2012 net AR)/2/Q2 cumulative revenue x 180

3) Q3 2012 DSO = (Q4 2011 net AR + Q3 2012 net AR)/2/Q3 cumulative revenue x 270

4) Q4 2012 DSO = (Q4 2011 net AR + Q4 2012 net AR)/2/Q4 cumulative revenue x 360

5) Q1 2013 DSO = (Q4 2012 net AR + Q1 2013 net AR)/2/Q1 revenue x 90

6) Q2 2013 DSO = (Q4 2012 net AR + Q2 2013 net AR)/2/Q2 cumulative revenue x 180

The following table presents further information regarding the Company’s gross AR, net AR, revenues, and DSO.

	2012-Q1	2012-Q2	2012-Q3	2012-Q4	2013-Q1	2013-Q2
	(in US dollar thousands, except DSO)
Gross AR	301,333	307,261	282,424	285,695	292,293	341,861
- IBM-Related AR	79,345	84,357	60,354	52,717	36,103	82,839
Net AR	221,988	222,904	222,070	232,978	256,190	259,022

Revenues	123,697	126,271	132,221	165,683	143,025	140,208

DSO (in days)	155	154	151	144	154	156

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of August 7, 2013. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; impairments of our assets and corresponding charges to earnings; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government; and whether our stockholders approve the Merger Agreement and we are otherwise able to consummate the merger or any other strategic alternative. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

In the United States:

Mr. Justin Knapp

Ogilvy Financial

Tel: +1-646-460-9989

Email: asia@ogilvy.com